Exhibit 10.5

CONSULTANT AGREEMENT

This Consultant Agreement is made effective this 1st day of June, 2014 between Legendary Ventures Inc., a Nevada corporation (the "Company") with its principal office at 5615 Doctor Peddle Cres Mississauga, Ontario, Canada L5M 0K4 and Fareeha Ahmad (the “Consultant").

RECITALS

WHEREAS the Company is in the business of providing pest control services;

WHEREAS the Company is in need of the Consultants expertise in managing our residential and commercial customer accounts;

WHEREAS The Consultant has managerial experience and desires to provide consultant services to the Company;

TERMS

In consideration of the covenants and conditions contained herein, the Company and the Consultant, hereinafter sometimes referred to as the “parties”, agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on the effective date of the Agreement (the "Effective Date") and shall terminate two years from the Effective Date.

2. Consulting and Support Services. (a) The Consultant shall perform certain consulting and support services to the Company including, but not limited, to: (i) managing residential and commercial customer accounts; (ii) servicing customer needs; (iii) providing representation for the Company to all inquires from customers and/or third parties; and (iv) assistance with day-to-day operations.

3. Compensation. As compensation for the Services to be provided by the Consultant, the Company shall: (i) pay Consultant a monthly fee of $1,933;

4. Representations, Warrants and Covenants of the Company. The Company represents and warrants and covenants to the Consultant as follows:

(a) The Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by the Company and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Company's Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated by this Agreement.

(b) The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Company or cause an acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets are bound. The Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

5. Confidentiality and Non-Disclosure.

5.1 The Consultant hereby covenants, promises and agrees that it will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Consultant to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to the Consultant, the Company relies on the Consultant to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Consultant “who need to know”, in order that the Consultant can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Consultant during the term of this Agreement. Due to the nature of the relationship of the Consultant to the Company no more precise limitations can be placed on the Consultants use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

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5.2 The general nature of the Agreement between the Parties is that the Consultant will act on the Company’s behalf in the promotion of the Company’s interests. With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Consultant owes the Company as provided under this Agreement when the Company is making disclosure to the Consultant of Confidential Information about business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information disclosed to the Consultant is disclosed on the strict condition that the Consultant will not now or at any future time use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Consultant by the Company is that the Consultant will:

(a) Only disclose such Confidential Information on a “need to know” basis, but it will be up to the Consultant’s reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups “need to know” about such information pursuant to the nature and scope of this Agreement;

(b) The disclosure of Confidential Information from the Company to the Consultant further to the intents and purposes of this Agreement will prohibit the Consultant from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company’s written consent;

(c) The Consultant will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company’s right or interest in a particular business opportunity.

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(d) The meaning of Confidential Information (herein called “Confidential Information”) will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to the Consultant and do not apply to any of the following circumstances:

(i)	Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Consultant’s behalf;

(ii)	Information which the Consultant can independently prove was received from a Third Party, which was legally entitled to disclose such information;

(iii)	Information which the Consultant is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Consultant, provided that the Consultant must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

5.3 The Consultant understands, acknowledges and agrees that the covenants to keep the Confidential Information confidential and not disclose it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

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5.4 The Consultant further understands, acknowledges and agrees that a breach of these covenants of confidentiality and non-disclosure will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Consultant consents and agrees such equitable remedies including injunctive relief against any further breach which are reasonably justified in addition to any claim for damages based on a breach of the covenants of confidentiality and non-disclosure.

5.5 The parties mutually acknowledge, confirm and agree that the covenants of confidentiality and non-disclosure will survive termination of this Agreement and will continue to bind the Consultant to protect the Company’s interest in such Confidential Information disclosed pursuant hereto for a period of two year from the date of termination of this Agreement. .

6. General Provisions.

6.1 Attorneys' Fee. In the event of any arbitration between the parties, the prevailing party as defined by the arbitrator shall be entitled to recover from the non-prevailing party any and all costs, including reasonable attorneys’ fees, incurred by the prevailing party. Such relief shall be in addition to any other relief, award or damages to which the prevailing party may be entitled.

6.2 Severability: If any provision of the Agreement or the application thereof to any person or circumstance shall be determined by any Court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of the Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby. Each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

6.3 Governing Law/Venue/Arbitration: This Agreement shall be governed, construed and enforced in accordance with the laws of the Province of Ontario.

6.4 Notices: All notices, demands, requests, consents and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by commercial courier or by facsimile transmission to the parities at the addresses set forth in the preamble of this Agreement or to such other person and place as either party shall designate by notice to the other party in writing.

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6.5 Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, successors, trustees, and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date noted below:

Date: June 1, 2014	Legendary Ventures Inc.

By:
Print Name/Title:

Date: June 1, 2014	Zirex Consulting Inc.

By:
Print Name/Title:

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